Exhibit 23.2

DRINKER BIDDLE & REATH LLP

January 21, 2010

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, FL 33132

Form 10-K for Year Ended December 31, 2009

Dear Sirs and Mesdames:

You have asked for our opinion on certain U.S. Federal income tax matters relating to Royal Caribbean Cruises Ltd. (the “Company”). With respect to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon information provided by representatives of the Company and of shareholders of the Company.

Certain Factual Assumptions

In issuing our opinion, we have relied upon representations and/or publicly available information that:

(1) the Company and each of its direct and indirect wholly-owned subsidiaries that operate or own a ship or ships are corporations formed under the laws of Liberia or Malta, each of which is a country that exempts from taxation all international shipping income (including bareboat charter income) of U.S. corporations;

(2) the common stock of the Company is the Company’s only outstanding class of stock;

(3) all outstanding shares of common stock of the Company are listed for trading on the New York Stock Exchange (the “NYSE”), where those shares are regularly quoted by dealers making a market in the stock (by regularly and actively offering to make, and making, purchases and sales of such shares in the ordinary course of business to and from customers who are not related persons with respect to the dealers), and on the Oslo Stock Exchange; and Company shares are not traded on any non-U.S. securities market other than the Oslo Stock Exchange;

(4) trades of Company common stock are effected on each of the NYSE and the Oslo Stock Exchange in other than de minimis quantities on at least 60 days during each year, and the aggregate number of such shares traded on each of the NYSE

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and the Oslo Stock Exchange each year equals or exceeds 10% of the average number of shares of Company common stock outstanding during the year;

(5) the NYSE is a national securities exchange that is registered under section 6 of the Securities Act of 1934;

(6) the Oslo Stock Exchange is officially recognized, sanctioned or supervised by a governmental authority of Norway and has an annual trading volume in excess of $1 billion;

(7) more than 50% of the outstanding shares of Company common stock are (and will be for at least 183 days during the current year) owned by persons each of whom owns less than 5% of such outstanding shares (treating as one person for this purpose any two or more persons who are related within the meaning of section 267(b) of the Internal Revenue Code of 1986, as amended (the “Code”)),1 and no such shares are in bearer form;

(8) more than 20% of the outstanding shares of Company common stock are (and will be for at least 183 days during the current year) owned directly by the Company’s largest shareholder, which is a Norwegian company; individuals who are residents of Norway are (and will be for at least 183 days during the current year) the ultimate indirect beneficial owners of more than 25% of the outstanding shares of stock of such company, by value; none of the relevant shares in that chain of ownership are in bearer form; and those individuals are prepared to provide such statements under penalties of perjury, regarding their name, address, tax residency and information on the chain of ownership, as are necessary to comply with applicable documentation requirements;2 and

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1.

Code §267(b) describes a number of relationships between two or more persons, including members of the same family, a grantor and a fiduciary of a trust, a fiduciary and a beneficiary of a trust, and various other relationships between individuals and entities and between entities. Additional attribution rules applicable under Code §267(b) are set forth in Code §267(c).

2.

Regulations under Code §883 provide, in relevant part, that an individual is a “resident” of a qualifying foreign country such as Norway only if the individual is fully liable to tax as a resident in that country and (1) has a “tax home” there for 183 days or more of the taxable year or (2) is treated as a resident of that country under the income tax treaty, if any, between that country and the United States. Treas. Regs. §§1.883-4(b)(2)(i), (b)(3). An individual’s tax home is his regular or principal place of business or, in the absence of such a place of business, his

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(9) the Company’s certificate of incorporation precludes any person from acquiring more than 4.9% of the outstanding shares of Company’s common stock (treating as one person for this purpose any two or more persons who are related within the meaning of Code section 267(b)), except that this restriction does not apply to existing 5% shareholders of the Company and may not apply, under Liberian law, to shares that were not voted in favor of the adoption of such restriction.

Discussion

Under Code section 883, certain foreign corporations are exempt from Federal income or branch profits tax on income derived from or incidental to the international operation of a ship or ships, including income from the leasing of such ships. A foreign corporation will qualify for the benefits of section 883 if, in relevant part, (1) the foreign country in which the foreign corporation is organized grants an equivalent exemption to corporations organized in the United States and (2) (a) more than 50% of the value of the corporation’s capital stock is owned, directly or indirectly, by individuals who are residents of a foreign country or countries that grant such an equivalent exemption to corporations organized in the United States or (b) the stock of the corporation (or the direct or indirect corporate parent thereof) is “primarily and regularly traded on an established securities market” in the United States or another qualifying country.

The Company and each of its subsidiaries that owns or operates a ship or ships will meet the requirements of clause (1) above because Liberia and Malta are countries that grant an equivalent exemption for all relevant categories of international shipping income.3

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regular place of abode in a real and substantial sense. Treas. Reg. §1.883-4(b)(2)(ii).
3.

Rev. Rul. 2008-17, 2008-12 I.R.B. 626; see Exchange of Notes Between Liberia Ministry of Foreign Affairs, dated Oct. 7, 1987, and U.S. Embassy, Monrovia, Liberia, dated Oct. 23, 1987, reprinted at 1988-1 C.B. 463; Exchange of Notes Between Liberia Ministry of Foreign Affairs, dated Dec. 9, 2004, and U.S. Embassy, Monrovia, Liberia, dated June 4, 2005; Exchange of Notes Between Embassy of Malta, Washington, D.C., dated Dec. 26, 1996, and U.S. Department of State, dated Mar. 11, 1997, reprinted at 1997-1 C.B. 314.

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                        With respect to the requirements of clause (2)(b) above, regulations and other guidance under Code section 883 set forth the tests applicable to determine whether a corporation’s shares of stock should be considered “primarily and regularly traded on an established securities market” in the United States or another qualifying country.

The Company’s shares are traded on an established securities market in the United States and on an established securities market in Norway, which is a qualifying country for section 883 purposes. The NYSE constitutes an established securities market for purposes of section 883 because it is a “national securities exchange that is registered under section 6 of the Securities Act of 1934.”4 Likewise, the Oslo Stock Exchange constitutes an established securities market because it is “officially recognized, sanctioned, or supervised by a governmental authority of [Norway], and has an annual value of shares traded on the exchange exceeding $1 billion.”5 Norway is a qualifying country for section 883 purposes with respect to all relevant categories of international shipping income.6

The Company’s shares are considered “primarily” traded on either the NYSE or the Oslo Stock Exchange, because the number of such shares traded on one of those markets during the year exceeds the number of such shares traded on any other established securities market during that year.7

Stock will generally be considered “regularly traded” on a securities market if trades in more than de minimis quantities occur on the market on at least sixty days of the year, and the annual trading volume on the market equals or exceeds 10% of the outstanding shares.8 The Company’s shares meet this test with respect to both the NYSE and the Oslo Stock Exchange. The Company’s shares also meet an alternative

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4.	Treas. Reg. §1.883-2(b)(1)(ii).
5.	Treas. Reg. §1.883-2(b)(1)(i).
6.	Rev. Rul. 2008-17, 2008-12 I.R.B. 626; see Exchange of Notes Between U.S. Department of State, dated May 22, 1990, and Royal Norwegian Embassy, dated May 24, 1990, reprinted at 1991-1 C.B. 304.
7.	Treas. Reg. §1.883-2(c).
8.	Treas. Reg. §1.883-2(d)(1)(ii).

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basis for such a conclusion with respect to the NYSE, inasmuch as the stock is regularly quoted by dealers making a market in the stock.9

If, for at least half the number of days in the year, 50% or more of a corporation’s outstanding shares are owned by 5% or greater shareholders other than registered investment companies (a “closely-held group”), the regulations under Code section 883 provide that the shares generally will fail to be treated as “regularly traded” unless the corporation can identify sufficient qualified direct or indirect shareholders within the closely-held group as to reduce to 50% or less the aggregate shares owned by the closely-held group that are not owned, directly or indirectly, by qualified shareholders.10 Less than 50% of the Company’s outstanding shares are (and have been) owned by such 5% or greater shareholders, so the Company will not be disqualified by reason of the closely-held exception. Moreover, even if the Company’s closely-held group would otherwise exceed that 50% threshold in aggregate, the percentage of shares owned by the Company’s largest shareholder, a Norwegian company, and indirectly owned by Norwegian residents, could be deducted for this purpose.11

Conclusion

Based upon, and subject to the factual representations and assumptions described above, and the legal authorities and limitations set forth below, it is our opinion that the income of the Company, and its subsidiaries who own or operate a ship or ships, to the extent derived from or incidental to the operation of a ship or ships, is exempt from Federal income tax pursuant to Code section 883.

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9.	Treas. Reg. §1.883-2(d)(2).
10.	Treas. Reg. §1.883-2(d)(3).
11.

To document the portion of the shares of a closely-held group that are owned directly or indirectly by qualified individuals, the corporation must generally obtain a statement signed under penalties of perjury by each of those individuals, setting forth the individual’s name, permanent address and country of residence for tax purposes, and information on the relevant chain of ownership (which cannot include any bearer shares). Treas. Regs. §§1.883-2(e)(1), 1.883-4(d)(1), 1.883-4(d)(4)(i). The required documentation must be made available for inspection by the IRS on 30-days notice. Temp. Regs. §§1.883-1T(c)(3)(ii)(B), 1.883-2T(e)(2).

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                        This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court considering the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in such facts could require a reconsideration and modification of our opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations under it, and current administrative positions and judicial decisions. Those laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinion set forth above. Also, future changes in Federal tax laws and the interpretation thereof can have retroactive effect.

Our firm includes lawyers admitted to practice in the Commonwealth of Pennsylvania, the States of California, Delaware, Illinois, New Jersey, New York and Wisconsin, and the District of Columbia. We do not purport to be experts in the laws of any other jurisdiction, aside from U.S. Federal law.

Very truly yours,

/s/ Drinker Biddle & Reath LLP

DRINKER BIDDLE & REATH LLP

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